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                                                                     EXHIBIT 10w


                               SERVICES AGREEMENT

                  AGREEMENT, made and entered into by and between KMART CORPORATION, a Michigan corporation (together with its successors and assigns permitted under this Agreement, the "Company"), and James B. Adamson (the "Chairman").


                                   WITNESSETH:

                  WHEREAS, in light of current conditions, the Company is considering various strategic initiatives, including but not limited to a financial restructuring;

                  WHEREAS, the Company believes that the Chairman's knowledge, skill and experience will be essential in enabling the Company successfully to implement any such strategic initiatives; and

                  WHEREAS, the Company desires to enter into an agreement embodying the terms of the Chairman's service to the Company (this "Agreement") and the Chairman desires to enter into this Agreement and to perform such services, subject to the terms and provisions of this Agreement;

                  NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Company and the Chairman (individually a "Party" and together the "Parties") agree as follows:

                  1. Definitions.

                           (a) "Annual Fee" shall have the meaning set forth in
Section 6 hereof.

                           (b) "Board" shall mean the Board of Directors of the
Company.

                           (c) "Cause" shall mean:

                                    (i) the Chairman is convicted of a felony
         involving moral turpitude or any other felony (other than motor vehicle related) in the case of such other felony the Chairman is unable to show that he (A) acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and (B) had no reasonable cause to believe his conduct was unlawful; or

                                    (ii) the Chairman engages in conduct that
         constitutes willful gross neglect or willful gross misconduct in carrying out his duties under this Agreement, resulting, in either case, in material harm to the Company, unless the Chairman believed in good faith that



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         such act or nonact was in, or was not opposed to, the best interests of the Company.

                           (d) "Disability" shall mean the Chairman's inability
to substantially perform his duties and responsibilities under this Agreement by reason of any physical or mental incapacity for a period of 180 consecutive days.

                           (e) "Effective Date" shall mean January 17, 2002.

                           (f) "Emergence" shall occur when a plan of
reorganization that is confirmed by the bankruptcy court becomes effective or the Company otherwise emerges from Chapter 11, as a result of which the business of the Company is maintained on an ongoing basis, whether maintained by the Company, the debtor in possession or by an entity that has acquired all or substantially all of the Company's or debtor in possession's assets.

                           (g) "Restructuring Date" shall mean the date on which
any Emergence occurs.

                           (h) "Term" shall mean the period commencing on the
Effective Date and ending on the earlier to occur of (i) April 30, 2004 and (ii) the Restructuring Date.

                  2. Engagement.

                  The Company hereby engages the services of the Chairman, and the Chairman hereby accepts such terms of service, for the Term, on the terms and conditions set forth herein. Subject to the provisions of Section 9(b) hereof, the Chairman may terminate this Agreement at any time during the Term upon 30 days' notice to the Company delivered in accordance with Section 23 hereof.

                  3. Position, Duties and Responsibilities.

                           (a) During the Term, the Chairman shall serve as the
non-executive Chairman of the Board of the Company. The Chairman acknowledges and agrees that during the Term, he shall not be considered or deemed to be an executive officer or employee of the Company. During the Term, the Company shall nominate the Chairman for re-election as a director at each annual meeting of shareholders coinciding with the expiration of his term as a director and recommend him for re-election. If elected by the shareholders, he shall serve as a member of the Board during the Term. The Chairman, in carrying out his duties under this Agreement, shall report directly to the Board.

                           (b) During the Term, the Chairman shall serve as
Chairman of the Board, shall have overall responsibility for managing and implementing the Company's restructuring initiatives and shall assist the Company's Chief Executive Officer in



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connection with the Company's merchandising and marketing functions. In addition, the Chairman shall act as a liaison between the Board and the Company's Chief Executive Officer and shall perform such other duties as the Chairman and the Board shall agree from time to time. The Chairman shall devote substantially all of his business time, attention and skill to the performance of such duties and responsibilities, and shall use his reasonable best efforts to promote the interests of the Company. The Chairman shall not knowingly, without the prior written approval of the Board, engage in any other business activity which is in violation of written policies established from time to time by the Company.

                           (c) Anything herein to the contrary notwithstanding,
nothing shall preclude the Chairman from (i) serving on the boards of directors on which he currently serves and on other corporate boards or the boards of a reasonable number of trade associations and/or charitable organizations (subject to the reasonable approval of the Board), (ii) engaging in charitable activities and community affairs, and (iii) managing his personal investments and affairs, provided that such activities do not materially interfere with the proper performance of his duties and responsibilities hereunder.

                           (d) The Chairman is expected to perform his services
hereunder primarily at the Company's headquarters. To that end, the Company shall provide the Chairman with office space and staff at its headquarters in Troy, Michigan that are commensurate with his duties hereunder.

                  4. Independent Contractor.

                  The Chairman shall perform the services described in Section 3 hereof as an independent contractor. Except as specifically provided herein, the Chairman hereby acknowledges his separate responsibility for all federal and state withholding taxes, Federal Insurance Contribution Act taxes and workers' compensation and unemployment compensation taxes, if applicable, and agrees to indemnify and hold the Company harmless from any claim or liability therefor; provided, however, that the Company shall indemnify and hold the Chairman harmless for any federal, state or local income, employment or other tax he may be assessed as a result of being classified as an "employee" or similar status with respect to the Company.

                  5. Inducement Payment.

                  The Chairman shall receive from the Company, promptly following the approval referred to in Section 26 hereof (the "Court Approval"),
(a) a lump sum cash payment equal to $2,500,000 (the "Inducement Payment"), plus
(b) an additional payment (the "Gross-Up Payment") sufficient to cover applicable federal, state and local taxes payable by the Chairman with respect to the Inducement Payment and the Gross-Up Payment. The Chairman's right to retain the Inducement Payment shall be subject to the provisions of Section 9(b) hereof.



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                  6. Annual Fee.

                  During the Term, the Chairman shall be paid an annualized fee, payable in monthly installments, of $1,000,000 (the "Annual Fee"). Installments of the Annual Fee shall be payable on the first business day of each month during the Term; provided, that the payment to be made on the first business day of February, 2002 shall include payment of a pro-rata portion of the monthly installment of the Annual Fee relating to the period beginning on the Effective Date and ending January 31, 2002. During the Term, the Chairman shall not be eligible to receive fees or other compensation payable generally to non-employee directors of the Company.

                  7. Success Payment.

                  Subject to the provisions of Section 9 hereof, if the Restructuring Date shall occur on or prior to April 30, 2004, the Chairman shall be entitled to receive, promptly but in no event later than five days following the Restructuring Date, a cash lump sum payment (the "Success Payment"). If the Restructuring Date occurs on or prior to July 31, 2003, the Success Payment shall be $4,000,000; if the Restructuring Date occurs following July 31, 2003, the amount of the Success Payment shall decrease by $7,299 on a daily basis thereafter, commencing on August 1, 2003. If the Restructuring Date occurs following April 30, 2004, no Success Payment will be made.

                  8. Reimbursement of Business and Other Expenses; Other
Benefits.

                           (a) The Chairman is authorized to incur reasonable
expenses in carrying out his duties and responsibilities under this Agreement and the Company shall promptly reimburse him for all business expenses incurred in connection with carrying out the business of the Company, subject to documentation in accordance with the Company's policy. The Company shall pay to the Chairman's financial advisor and attorneys all reasonable financial advisor and legal expenses incurred in connection with the preparation of this Agreement, up to a maximum of $90,000.

                           (b) The Company shall, at Company expense, make
available to the Chairman Company or other private aircraft for business use. Further, the Company shall, at Company expense, make available to the Chairman Company or other private aircraft for the Chairman's use and that of his spouse, for the purpose of weekly transportation between Detroit, Michigan and the New York City Metropolitan Area or his residence in Florida. It is recognized that the Chairman's travel by Company aircraft is required for security purposes and, as such, will constitute business use of the aircraft. The Company shall provide additional payments to the Chairman on a fully grossed-up basis to cover applicable taxes, when and to the extent, if any, that such taxes are payable by the Chairman with respect to the foregoing aircraft usage.



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                           (c) In all events, during the Term, the Company
shall:

                                    (i) make available to the Chairman a car and
         driver for his use in Michigan and in the New York City Metropolitan Area and for his use in transportation between his Florida residence and the airport with respect to the travel described in the second sentence of paragraph 8(b) above;

                                    (ii) make available to the Chairman and his
         spouse appropriate temporary housing in the Townsend Hotel, located in Birmingham, Michigan;

                                    (iii) reimburse the Chairman for reasonable
         living expenses incurred by the Chairman while residing at the Townsend Hotel;

                                    (iv) reimburse the Chairman for financial
         and tax counseling; and

                                    (v) make to the Chairman additional payments
         on a fully grossed-up basis to cover applicable taxes, when and to the extent, if any, that such taxes are payable by the Executive with respect to benefits provided under this Section 8(c).

                  9. Termination of Service.

                           (a) Termination of Service by the Company. In the
event the Chairman's services are terminated (i) by the Company other than for Disability or Cause or (ii) subject to Section 9(c), by the Chairman because of a breach by the Company of a material provision of this Agreement (including in the event the Chairman is no longer serving as the Chairman of the Board), in either case, the Chairman shall be entitled to receive (A) promptly but in no event later than 10 days following the effective date of such termination, a cash lump sum payment equal to the amount of the as yet unpaid Annual Fee he would have been entitled to had he continued to provide services hereunder through April 30, 2004; and (B) if the Restructuring Date occurs following the termination of the Chairman's service hereunder and on or prior to April 30, 2004, promptly but in no event later than 10 days following such Restructuring Date, a prorated portion of the Success Payment that he would have been entitled to had he been performing services to the Company hereunder on such Restructuring Date, such portion to be determined by multiplying such Success Payment by a fraction, the numerator of which shall be the number of full and partial calendar months in the period commencing on the Effective Date and ending on the effective date of the Chairman's termination hereunder, and the denominator of which shall be the number of full and partial calendar months in the period commencing on the Effective Date and ending on the Restructuring Date.



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                           (b) Termination of Service Other than as Provided
Under Section 9(a). In the event the Chairman's services terminate for any reason other than as provided under Section 9(a) above, the Chairman (or his estate or his beneficiaries, as the case may be) shall be entitled to receive payment of the Annual Fee through the end of the month during which the effective date of termination occurs, or if the termination is by reason of the Chairman's Disability, through the end of the Term. In addition, if, prior to January 31, 2003, the Chairman's services are terminated (i) by the Company for Cause or (ii) by reason of a voluntary resignation by the Chairman (other than by reason of a breach by the Company of a material provision of this Agreement), the Chairman shall be obligated to pay to the Company an amount in cash equal to
(A) the Inducement Payment multiplied by (B) a fraction (not to exceed one), the numerator of which shall be the number of full and partial calendar months in the period commencing on the effective date of the Chairman's termination hereunder and ending on January 31, 2003, and the denominator of which shall be the number 12.

                           (c) Termination Because of Company Breach. For a
termination of the Chairman's service under clause (ii) of Section 9(a) to be effective, the Chairman shall have given the Company written notice, within 60 days following the occurrence of any event or circumstance constituting a breach of a material provision of this Agreement, of the specific event or circumstance constituting such breach, and the Company shall have failed to cure such breach within 30 days following receipt of such written notice.

                  10. Restrictive Covenants.

                           (a) The Chairman agrees that any right to receive any
further payments or benefits hereunder will cease if the Chairman breaches the provisions of Section 10(b) or 10(c) below.

                           (b) Confidential Information. During the Term and at
all times thereafter (including following the cessation of the Chairman's services for any reason), the Chairman agrees that he will not divulge to anyone (other than the Company or any persons employed or designated by the Company or the Chairman's financial or legal advisors) any knowledge or information of a confidential nature relating to the business of the Company or any of its subsidiaries or affiliates (unless readily ascertainable from public or published information or trade sources), as well as any information of a confidential nature obtained from customers, clients or other third parties, including, without limitation, all types of trade secrets and confidential commercial information, and the Chairman further agrees not to disclose, publish or make use of any such knowledge or information without the prior written consent of the Company; provided, however, that the Chairman may disclose any such information if required by a court order or other similar request.

                           (c) Cooperation. The Chairman agrees to cooperate
with the Company, during the Term and thereafter (including following the cessation of the



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Chairman's services for any reason), by being reasonably available to testify on behalf of the Company or any subsidiary or affiliate in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to assist the Company, or any subsidiary or affiliate, in any such action, suit or proceeding, by providing information and meeting and consulting with the Board or its representatives or counsel, or representatives or counsel to the Company, or any subsidiary or affiliate, as reasonably requested. The Company agrees to reimburse the Chairman for all expenses actually incurred by the Chairman in connection with his provision of testimony or assistance.

                           (d) The Chairman agrees that any breach of the terms
of this Section 10 would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law; the Chairman therefore also agrees that in the event of said breach or any reasonable threat of breach, the Company shall be entitled to an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by the Chairman and/or any and all persons and/or entities acting for and/or with the Chairman. The terms of this paragraph shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including, but not limited to, remedies available under this Agreement and the recovery of damages.

                           (e) The provisions of this Section 10 shall survive
any termination of this Agreement and the Term, and the existence of any claim or cause of action by the Chairman against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants and agreements of this Section.

                  11. Indemnification.

                           (a) The Company agrees that if the Chairman is made a
party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that he is or was a director or independent contractor of the Company or is or was serving at the request of the Company as a director, independent contractor or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is the Chairman's alleged action in an official capacity while serving as a director, independent contractor or agent, the Chairman shall be indemnified and held harmless by the Company to the fullest extent legally permitted or authorized by the Company's certificate of incorporation or bylaws or resolutions of the Company's Board of Directors or, if greater, by the laws of the State of Michigan against all cost, expense, liability and loss (including, without limitation, attorney's fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by the Chairman in connection therewith, and such indemnification shall continue as to the Chairman even if he has ceased to be a director, independent contractor or agent of the Company or other entity and shall inure to the benefit of the



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Chairman's heirs, executors and administrators. The Company shall advance to the
Chairman all reasonable costs and expenses incurred by him in connection with a Proceeding within 20 days after receipt by the Company of a written request for such advance. Such request shall include an undertaking by the Chairman to repay the amount of such advance if it shall ultimately be determined that he is not entitled to be indemnified against such costs and expenses.

                           (b) Neither the failure of the Company (including its
board of directors, independent legal counsel or stockholders) to have made a determination prior to the commencement of any Proceeding concerning payment of amounts claimed by the Chairman under Section 11(a) above that indemnification of the Chairman is proper because he has met the applicable standard of conduct, nor a determination by the Company (including its board of directors, independent legal counsel or stockholders) that the Chairman has not met such applicable standard of conduct, shall create a presumption that the Chairman has not met the applicable standard of conduct.

                           (c) The Company agrees to continue and/or maintain a
directors and officers' liability insurance policy covering the Chairman to the same extent the Company provides such coverage for its executive officers and other directors.

                  12. Letter of Credit.

                  Promptly following receipt of the Court Approval, the Company shall establish for the sole purpose of satisfying the Company's obligations hereunder a letter of credit in an amount equal to $10,000,000 and shall cause such letter of credit to remain in full force and effect until the Emergence or such earlier or later date on which the Company's monetary obligations to the Chairman pursuant to this Agreement shall have been satisfied in full.

                  13. Assignability; Binding Nature.

                  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs (in the case of the Chairman) and assigns. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company, or in connection with a Chapter 11 case, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law. The Company further agrees that, in the event of a sale or reorganization transaction as described in the preceding sentence, it shall take whatever action it legally can in order to cause such assignee or transferee to expressly assume the liabilities, obligations and



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duties of the Company hereunder. No rights or obligations of the Chairman under this Agreement may be assigned or transferred by the Chairman other than his rights to payments hereunder, which may be transferred only by will or operation of law, except as provided in Section 19 below.

                  14. Representations.

                  The Company represents and warrants that it is fully authorized and empowered by action of the Board to enter into this Agreement, and that the performance of its obligations under this Agreement will not violate any agreement between it and any other person, firm or organization.

                  15. Entire Agreement.

                  This Agreement contains the entire understanding and agreement between the Parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the Parties with respect thereto (but not including his other services as a director).

                  16. Amendment or Waiver.

                  No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by the Chairman and an authorized officer or director of the Company. No waiver by either Party of any breach by the other Party of any condition or provision contained in this Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by the Chairman or an authorized officer or director of the Company, as the case may be.

                  17. Severability.

                  In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

                  18. Survival.

                  The respective rights and obligations of the Parties hereunder shall survive any termination of the Chairman's services to the extent necessary to the intended preservation of such rights and obligations.



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                  19. Beneficiaries/References.

                  The Chairman shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any amounts payable hereunder following the Chairman's death by giving the Company written notice thereof in accordance with Section 23 hereof. In the event of the Chairman's death or a judicial determination of his incompetence, reference in this Agreement to the Chairman shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

                  20. Excise Tax Gross-Up Payments.

                  In the event that it shall be determined that any payment or distribution by the Company or other amount with respect to the Company to or for the benefit of the Chairman pursuant to the terms of this Agreement (the "Aggregate Payment") is determined to constitute a Parachute Payment, as such term is defined in Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the "Code"), the Company shall pay to the Chairman, prior to the time any excise tax imposed by Section 4999 of the Code ("Excise Tax") is payable with respect to such Aggregate Payment, an additional amount which, after the imposition of all taxes thereon, is equal to the Excise Tax on the Aggregate Payment. The determination of whether the Aggregate Payment constitutes a Parachute Payment and, if so, the amount to be paid to the Executive and the time of payment pursuant to this Section 20 shall be made by an independent auditor (the "Auditor") jointly selected by the Company and the Executive and paid by the Company.

                  The Auditor shall be a nationally recognized United States public accounting firm which has not, during the two years preceding the date of its selection, acted in any way on behalf of the Company or any Affiliate thereof. If the Executive and the Company cannot agree on the firm to serve as the Auditor, then the Executive and the Company shall each select one accounting firm and those two firms shall jointly select the accounting firm to serve as the Auditor.

                  21. Governing Law/Jurisdiction.

                  This Agreement shall be governed by and construed and interpreted in accordance with the laws of Michigan without reference to principles of conflict of laws.

                  22. Resolution of Disputes.

                  Any disputes arising under or in connection with this Agreement shall, at the election of the Chairman or the Company, be resolved by binding arbitration, to be held in New York City, New York in accordance with the rules and procedures of the American Arbitration Association. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. All costs and expenses of any arbitration or court proceeding (including fees and disbursements of counsel) shall be borne by the respective Party incurring such costs and expenses, but



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the Company shall reimburse the Chairman for such reasonable costs and expenses to the extent he prevails in such arbitration or court proceeding.

                  23. Notices.

                  Any notice given to a Party shall be in writing and shall be deemed to have been given when delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the Party concerned at the address indicated below or to such changed address as such Party may subsequently give such notice of:

                  If to the Company:        Kmart Corporation
                                            3100 West Big Beaver Road
                                            Troy, MI 48084-3163
                                            Attention: General Counsel

                  If to the Chairman:       James B. Adamson
                                            c/o Kmart Corporation
                                            3100 West Big Beaver Road
                                            Troy, MI 48084-3163

                  With a copy to:           Brad Eric Scheler, Esq.
                                            Fried, Frank, Harris, Shriver and
                                            Jacobson
                                            One New York Plaza
                                            New York, NY 10004

                  24. Headings.

                  The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

                  25. Counterparts.

                  This Agreement may be executed in two or more counterparts.

                  26. Court Approval.

                  The Company shall undertake to file a motion seeking, and use its best efforts to obtain, approval of this Agreement by a United States Bankruptcy Court or by a United States District Court having jurisdiction over the Company and its bankruptcy case, on the first day of the filing of a case under the provisions of Title 11 of the United States Bankruptcy Code.



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                  IN WITNESS WHEREOF, the undersigned have executed this
Agreement on the dates provided below, to be effective as of the Effective Date.

                                                 KMART CORPORATION

                                                 -------------------------
                                                 By: Robert D. Kennedy
                                                 Chairman, Compensation and
                                                 Incentives Committee
                                                 January [__], 2002


                                                 CHAIRMAN


                                                 -------------------------
                                                 James B. Adamson
                                                 January [__], 2002



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